EXHIBIT 99.1

P.F. CHANG’S FOURTH QUARTER REVENUES GROW 36%

SCOTTSDALE, ARIZONA (January 5, 2005) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today that revenues increased 36% to $199.3 million for the fourth quarter ended January 2, 2005 from $146.1 million in the fourth quarter of 2003. The company had an additional week in fiscal 2004 (a 53-week year versus the typical 52-week year) which is reflected in the fourth-quarter revenues noted above. Sales at the company’s P.F. Chang’s China Bistro units accounted for $169.7 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $29.6 million of consolidated revenues.

Comparable store sales at the Bistro increased 2.0% for the fourth quarter of 2004 as compared to the fourth quarter of 2003. The increase was the result of customer traffic growth as well as a price increase of approximately one percent. Comparable store sales for the months of October, November and December increased 2.8%, 1.7% and 1.2%, respectively.

During the fourth quarter of 2004, the company opened seven new Bistro units (Hillsboro, OR; West NY, NJ; Lynnwood, WA; Fort Worth, TX; Lakewood, CO; Atlantic City, NJ; and Oklahoma City, OK) and six new Pei Wei units (Webster, TX; San Antonio, TX; Oklahoma City, OK; Lakewood, CO; Austin, TX; and Houston, TX).

The company intends to release its fourth quarter earnings results on February 16, 2005 at approximately 7:00 am ET. A conference call will be held later that same day at 12:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro combines high-quality, traditional Chinese cuisine with attentive service and a high-energy, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(602) 957-8986

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Kristina Cashman	kristinac@pfchangs.com

P.F. Chang’s China Bistro

Supplemental Sales Information

Year of Unit Opening (1)

	Pre-1998	1998	1999	2000	2001	2002	2003	2004	Total

Units	13	10	13	16	13	14	18	18	115

Sales (000)

1Q04	21,212	15,241	18,758	23,801	19,194	17,970	24,724	3,901	144,799
2Q04	20,898	14,962	18,803	23,680	18,573	17,340	24,114	8,842	147,211
3Q04	20,591	15,185	19,036	23,974	18,258	17,293	24,285	11,142	149,764
4Q04	22,459	16,296	20,536	25,749	19,912	18,908	25,640	20,196	169,695
2004	85,159	61,683	77,133	97,203	75,936	71,511	98,762	44,082	611,469

Average Weekly Sales (AWS)

1Q04	125,514	117,235	110,996	114,427	113,573	98,734	105,656	95,145	111,213
2Q04	123,655	115,091	111,261	113,844	109,898	95,276	103,049	93,074	108,562
3Q04	121,838	116,805	112,637	115,260	108,037	95,018	103,781	92,086	108,367
4Q04	123,402	116,398	112,832	114,949	109,404	96,469	101,747	93,937	107,880
2004	123,598	116,382	111,949	114,626	110,212	96,376	103,524	93,394	108,938

Year-Over-Year Change in AWS(3)

1Q04	2.7%	0.4%	3.7%	6.1%	5.7%	3.9%	-21.7%	—	1.4%
2Q04	1.3%	-0.1%	2.6%	3.3%	3.6%	4.5%	-14.0%	—	-0.5%
3Q04	1.2%	2.2%	5.2%	4.2%	4.4%	6.5%	-5.9%	—	0.9%
4Q04	2.1%	0.1%	4.3%	2.3%	0.9%	3.2%	-5.9%	—	-1.4%
2004	1.8%	0.7%	3.9%	4.0%	3.7%	4.5%	-7.9%	—	-2.0%

Year-Over-Year Change Comp Store Sales(2)(3)

Units	13	10	13	16	13	14	7	—	86
1Q04	2.7%	0.4%	3.7%	6.1%	5.7%	6.7%	—	—	4.2%
2Q04	1.3%	-0.1%	2.6%	3.3%	3.6%	5.0%	-13.0%	—	2.5%
3Q04	1.2%	2.2%	5.2%	4.2%	4.4%	6.5%	-1.7%	—	3.6%
4Q04	2.1%	0.1%	4.3%	2.3%	0.9%	3.2%	-1.1%	—	2.0%
2004	1.8%	0.7%	3.9%	4.0%	3.7%	5.2%	-2.1%	—	3.0%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes comparable in the eighteenth month of operation.

(3)	The 53rd week of fiscal 2004 has been excluded for comparative purposes.

Pei Wei Asian Diner

Supplemental Sales Information

Year of Unit Opening (1)

	2000	2001	2002	2003	2004	Total

Units	1	4	11	17	20	53

Sales (000)

1Q04	873	2,297	5,918	8,935	1,234	19,257
2Q04	864	2,203	5,750	8,758	4,816	22,391
3Q04	834	2,094	5,583	8,853	6,886	24,249
4Q04	945	2,332	6,151	9,486	10,661	29,575
2004	3,517	8,926	23,402	36,031	23,597	95,473

Average Weekly Sales (AWS)

1Q04	67,145	44,170	41,385	40,427	41,147	41,954
2Q04	66,490	42,368	40,210	39,628	43,388	41,466
3Q04	64,145	40,263	39,042	40,059	40,985	40,618
4Q04	67,526	41,649	39,943	39,857	41,002	40,963
2004	66,349	42,104	40,141	39,990	41,470	41,188

Year-Over-Year Change in AWS(3)

1Q04	1.7%	-2.3%	4.1%	-21.4%	—	-4.7%
2Q04	4.1%	-0.3%	1.8%	-23.2%	—	-6.5%
3Q04	3.9%	-0.2%	1.2%	-14.5%	—	-4.9%
4Q04	7.3%	2.6%	3.4%	-0.9%	—	1.3%
2004	4.2%	-0.1%	2.6%	-10.9%	—	-3.3%

Year-Over-Year Change Comp Store Sales(2)(3)

Units	1	4	11	8	—	24
1Q04	1.7%	-2.3%	3.4%	—	—	1.6%
2Q04	4.1%	-0.3%	1.8%	-2.7%	—	1.3%
3Q04	3.9%	-0.2%	1.2%	0.5%	—	1.0%
4Q04	7.3%	2.6%	3.4%	3.7%	—	3.6%
2004	4.2%	-0.1%	2.4%	2.1%	—	2.0%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes comparable in the eighteenth month of operation.

(3)	The 53rd week of fiscal 2004 has been excluded for comparative purposes.

Reconciliation of fiscal 2003 52-week year to fiscal 2004 53-week year

Bistro

Year-Over-Year Change in AWS

	Pre-1998	1998	1999	2000	2001	2002	2003	2004	Total

Units	13	10	13	16	13	14	18	18	115

4Q04	3.9%	1.8%	6.4%	4.4%	3.3%	5.8%	-3.7%	—	0.7%
2004	2.3%	1.1%	4.5%	4.5%	4.2%	5.1%	-7.2%	—	0.6%

Year-Over-Year Change Comp Store Sales

Units	13	10	13	16	13	14	7	—	86

4Q04	11.9%	9.6%	14.6%	12.4%	11.3%	13.9%	10.2%	—	12.2%
2004	4.2%	3.0%	6.5%	6.5%	6.3%	8.2%	3.7%	—	5.7%

Pei Wei

Year-Over-Year Change in AWS

	2000	2001	2002	2003	2004	Total

Units	1	4	11	17	20	53

4Q04	8.4%	3.8%	4.1%	0.0%	—	2.2%
2004	4.5%	0.2%	2.8%	-10.7%	—	-3.0%

Year-Over-Year Change Comp Store Sales

Units	1	4	11	8	—	24

4Q04	16.8%	11.8%	12.2%	13.1%	—	12.7%
2004	6.5%	2.1%	4.7%	7.6%	—	4.8%

The Company’s 2003 fiscal year was 52 weeks long, and its 2004 fiscal year was 53 weeks long. Management believes that the presentation on the previous pages of the year-over-year changes in average weekly sales and comp store sales for the 4th Quarter of 2004 and the entire year 2004 (excluding the 53rd week in the 4th Quarter of 2004) is a more meaningful and useful gauge of the Company’s performance because it makes consistent the length of the periods on which the comparison is based. The information set forth above is a reconciliation of the year-over-year changes in average weekly sales and comp store sales for the periods indicated and as provided on the previous pages. The changes in average weekly sales and comp store sales for these periods are solely attributed to the inclusion of the 53rd week of sales in the 4th Quarter of 2004.